Exhibit 99.2
SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, references in this report to "Tesoro Logistics LP," "TLLP," "the Partnership," "we," "us" or "our" refer to Tesoro Logistics LP, one or more of its consolidated subsidiaries or all of them taken as a whole. Unless the context otherwise requires, references in this report to "Tesoro" or our "Sponsor" refer collectively to Tesoro Corporation and any of its subsidiaries, other than Tesoro Logistics LP, its subsidiaries and its general partner.
The information presented in this Form 8-K contains the supplemental unaudited condensed combined financial results of Tesoro Logistics LP Predecessor ("TLLP Predecessor"), our predecessor for accounting purposes, for periods presented through April 25, 2011. The TLLP Predecessor includes the financial results of the initial assets acquired from Tesoro during the initial public offering. The supplemental unaudited condensed combined consolidated financial results for the nine months ended September 30, 2012 and 2011 also include the results of operations for TLLP for the period beginning April 26, 2011, the date TLLP commenced operations.
Effective April 1, 2012, we entered into a transaction (the "Martinez Marine Terminal Acquisition") with Tesoro and Tesoro Logistics GP, LLC ("TLGP") pursuant to which TLLP acquired from Tesoro the Martinez crude oil marine terminal assets (collectively, the "Martinez Crude Oil Marine Terminal"). Effective September 14, 2012, we entered into a transaction (the "Long Beach Assets Acquisition") with Tesoro and TLGP pursuant to which TLLP acquired from Tesoro the Long Beach marine terminal assets and related short-haul pipelines, including the Los Angeles ("LA") short-haul pipelines, (collectively, the "Long Beach Assets"). Effective November 15, 2012, we entered into a transaction (the "Anacortes Rail Facility Acquisition") with Tesoro and TLGP pursuant to which TLLP acquired from Tesoro the Anacortes rail unloading facility assets (collectively, the "Anacortes Rail Facility").

These transactions were transfers between entities under common control and were accounted for as if the transfers occurred at the beginning of the period presented, and prior periods were retrospectively adjusted to furnish comparative information. Accordingly, the supplemental financial information contained herein of the TLLP Predecessor and TLLP has been retrospectively adjusted to include the historical results of the Martinez Crude Oil Marine Terminal for the nine months ended September 30, 2012 and 2011, the Long Beach Assets for all periods presented through September 14, 2012, the date of the Long Beach Assets Acquisition, and the Anacortes Rail Facility for the nine months ended September 30, 2012.

We refer to the historical results of the TLLP Predecessor, the Martinez Crude Oil Marine Terminal, the Long Beach Assets and the Anacortes Rail Facility collectively as our "Predecessor(s)." The results of the Martinez Crude Oil Marine Terminal, the Long Beach Assets and the Anacortes Rail Facility are included in the Terminalling, Transportation and Storage segment. Our Predecessors did not record revenue for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. See "Overview and Business Strategy" for further information regarding the acquisitions.

This Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations has only been changed from its previous presentation to retrospectively adjust the TLLP Predecessor and TLLP financial information to include the historical results of the Anacortes Rail Facility Acquisition for the nine months ended September 30, 2012 and update for subsequent events occurring after the date these financial statements were initially filed. The forward-looking information contained herein, reflects our understanding and knowledge of such information at the time of the initial filing of the Form 10-Q for the period ended September 30, 2012 and has not been updated to reflect events or circumstances that occurred subsequent to the filing of the initial Form 10-Q.

Those statements in this section that are not historical in nature should be deemed forward-looking statements that are inherently uncertain. See "Important Information Regarding Forward-Looking Statements" on page 19 for a discussion of the factors that could cause actual results to differ materially from those projected in these statements.
This section should be read in conjunction with our annual report on Form 10-K for the year ended December 31, 2011 and interim Management's Discussion and Analysis of Financial Condition and Results of Operations included on Forms 8-K filed with the Securities and Exchange Commission ("SEC") on December 14, 2012, which retrospectively adjust our historical financial statements to include the activities of the Martinez Crude Oil Marine Terminal and the Long Beach Assets.

OVERVIEW AND BUSINESS STRATEGY

We are a fee-based, growth-oriented Delaware limited partnership formed by Tesoro to own, operate, develop and acquire logistics assets. Our logistics assets are integral to the success of Tesoro's refining and marketing operations and are used to gather crude oil and to distribute, transport and store crude oil and refined products. Our assets consist of a crude oil gathering system in the Bakken Shale/Williston Basin area of North Dakota and Montana, eight refined products terminals in the midwestern and western United States, a crude oil and refined products storage facility and five related short-haul pipelines in Utah and two marine terminals, including storage tanks and related short-haul pipelines in California. We also own a rail unloading facility in Washington.

As part of our strategy to make capital investments to expand our existing asset base, we acquired Tesoro's Martinez Crude Oil Marine Terminal, effective April 1, 2012, in the Martinez Marine Terminal Acquisition pursuant to which TLLP purchased the Martinez Crude Oil Marine Terminal from Tesoro in exchange for consideration from TLLP to our general partner, TLGP, of $75.0 million, comprised of $67.5 million in cash financed with borrowings under TLLP's amended revolving credit facility (the "Revolving Credit Facility") and the issuance of equity with a fair value of $7.5 million. The Martinez crude oil marine terminal assets included in the Martinez Marine Terminal Acquisition include a single-berth dock, which has an estimated throughput capacity of approximately 145,000 barrels per day ("bpd"), five associated crude oil storage tanks with a combined capacity of 425,000 barrels, five short-haul pipelines and two firewater tanks with 48,000 barrels of shell capacity.

The single-berth dock and related leasehold improvements are situated on an offshore parcel of land that is currently being leased by Tesoro Refining and Marketing Company ("TRMC") from the California State Lands Commission under a term lease (the "Martinez Terminal Lease"). The Martinez Terminal Lease, related leasehold improvements and the short-haul pipelines will be legally transferred to TLLP when the Martinez Terminal Lease is renewed and extended, and the transfer is approved by the California State Lands Commission. We consider our acquisition date to be April 1, 2012, which is the date we commenced operating the Martinez Crude Oil Marine Terminal under the agreements between the Partnership and Tesoro.

We acquired Tesoro's Long Beach Assets, effective September 14, 2012, in the Long Beach Assets Acquisition pursuant to which TLLP purchased the Long Beach Assets from Tesoro in exchange for consideration from TLLP to TLGP, of $210.0 million, comprised of $189.0 million in cash financed with borrowings from TLLP's senior notes offering and the issuance of equity with a fair value of $21.0 million. The Long Beach marine terminal includes a wharf with a two-vessel berth dock that receives and loads crude oil, intermediate feedstocks and refined products, six storage tanks with a combined capacity of 235,000 barrels and three related short-haul pipelines that connect our Long Beach marine terminal to Tesoro's Wilmington refinery (the "Wilmington Refinery"). The LA short-haul pipelines consist of two short-haul pipelines that transport refined products from the Wilmington Refinery to other third-party facilities and one short-haul pipeline that is currently leased to a third party. The total throughput capacity for the Long Beach marine terminal is estimated to be approximately 200,000 bpd, and the aggregate short-haul pipeline throughput capacity is estimated to be approximately 70,000 bpd. TRMC currently leases the Long Beach marine terminal from the City of Long Beach.

We also acquired Tesoro's Anacortes Rail Facility, effective November 15, 2012, in the Anacortes Rail Facility Acquisition pursuant to which TLLP purchased the Anacortes Rail Facility from Tesoro in exchange for consideration from TLLP to TLGP, of $180.0 million, comprised of $162.0 million in cash and the issuance of equity with a fair value of $18.0 million. The Anacortes Rail Facility includes a four-track unloading platform, two receiving and departing tracks capable of handling a 100-car unit train and two additional short track spurs, as well as other related assets and properties associated with the facility. The facility, which was placed in service in September 2012, has a permitted capacity to deliver up to an average of 50,000 bpd per year of Bakken crude oil to Tesoro's Washington refinery.

We entered into an agreement with Tesoro to lease the real property under the Anacortes Rail Facility for a term of ninety-nine years in connection with the Anacortes Rail Facility Acquisition. In addition, we entered into a right of first refusal, option agreement and agreement of purchase and sale in connection with the Anacortes Rail Facility Acquisition, giving Tesoro the right to repurchase the Anacortes Rail Facility under certain conditions.

Our supplemental financial information includes the historical results of our Predecessors (for all periods presented) and the results of TLLP (for the nine months ended September 30, 2012 and 2011, beginning April 26, 2011, the date TLLP commenced operations). The supplemental financial statements of our Predecessors have been prepared from the separate records maintained by Tesoro and may not necessarily be indicative of the conditions that would have existed or the results of operations if our Predecessors had been operated as an unaffiliated entity. Most notably, this applies to the revenue associated with the terms of the commercial agreements as our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services.

The Partnership generates revenue by charging fees for gathering, transporting and storing crude oil and for terminalling, transporting and storing crude oil and refined products. Since we do not own any of the crude oil or refined products that we handle nor engage in the trading of crude oil or refined products, we have minimal direct exposure to risks associated with commodity price fluctuations. However, these risks indirectly influence our activities and results of operations over the long term through their effects on our customers' operations. Currently, substantially all of our revenue is derived from Tesoro under various long-term, fee-based commercial agreements that generally include minimum volume commitments.

Strategy and Goals

Our primary business objectives are to maintain stable cash flows and to increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

•	focus on opportunities to provide committed fee-based logistics services to Tesoro and third parties;

•
evaluate investment opportunities that may arise from the growth of Tesoro's refining and marketing business or from increased third-party activity to make capital investments to expand our existing asset base;

•	pursue accretive acquisitions of complementary assets from Tesoro as well as third parties; and

•	seek to enhance the profitability of our existing assets by pursuing opportunities to add Tesoro and third-party volumes, improve operating efficiencies and increase utilization.

Since the closing of the initial public offering (the "Initial Offering") on April 26, 2011, we have been implementing our strategy and goals discussed above to grow our distributable cash flow. Relative to these goals, in 2012 we have:

•	increased throughput at our Los Angeles terminal by 5,000 bpd beginning in February 2012 upon securing permits for higher ethanol volumes;

•
completed the Martinez Marine Terminal Acquisition, effective April 1, 2012, which is expected to add approximately 70,000 bpd of terminalling throughput with a wharf capacity of 145,000 bpd and storage capacity of 425,000 barrels;

•
completed the Long Beach Assets Acquisition, effective September 14, 2012, which is expected to add approximately 130,000 bpd of terminalling throughput, storage capacity of 235,000 barrels and short-haul pipeline capacity of 70,000 bpd;

•	completed the Anacortes Rail Facility Acquisition, effective November 15, 2012, which is expected to deliver up to 50,000 bpd of Bakken crude oil to Tesoro's Washington refinery; and

•	expanded our assets on the High Plains system by:

◦	growing the capability of our pipeline gathering system and trucking operations to deliver an additional 10,000 bpd to Tesoro's North Dakota refinery; and

◦	establishing new destinations, including the Bridger pipeline at Richey, Montana and Rangeland's crude oil loading terminal (COLT) connector, at Dry Fork, North Dakota.

In the future, we intend to continue to implement this strategy and have announced plans to:

•	expand our assets on the High Plains system in support of Tesoro's increased demand for Bakken crude oil, including:

◦	expanding our proprietary fleet, which should generate cost and operating efficiencies;

◦
growing the capability of our pipeline gathering system and trucking operations to deliver increased volumes in 2013 to Rangeland's Epping, North Dakota facility, which has capacity up to 50,000 bpd, to support Tesoro's strategy to move Bakken crude oil to its Washington refinery; and

◦	adding other origin and destination points on the High Plains system to increase volumes by more than 10,000 bpd.

•
increase our terminalling volumes by 25,000 bpd by year-end 2013 by expanding capacity at our Mandan and Stockton terminals and by growing our third-party services at our Salt Lake City ("SLC"), Boise, Burley, Vancouver and Stockton terminals; and

•	complete the following acquisitions:

◦
the integrated logistics system Tesoro intends to purchase from BP as part of the integrated Southern California refining and marketing business including three marine terminals, four land storage terminals, over 100 miles of pipelines (including connected access to the Los Angeles International Airport) and four product marketing terminals.

In addition, on December 6, 2012, we executed definitive agreements to purchase Chevron Pipe Line Company's and Northwest Terminalling Company's (collectively, "Chevron") Northwest Products System (the "Northwest Products System") for a total purchase price of $400.0 million. The transaction is subject to regulatory approval and is expected to close during the first quarter of 2013. Upon execution of the purchase agreements, the Partnership paid an aggregate deposit of $40.0 million, which may be retained by Chevron upon certain termination events under the purchase agreements prior to closing.

The Northwest Products System consists of the Northwest Product Pipeline, a 760-mile FERC regulated common carrier products pipeline which extends from Salt Lake City, Utah to Spokane, Washington, and a separate five-mile jet fuel pipeline to the Salt Lake City International Airport and the Northwest Terminalling Company consisting of the Boise and Pocatello, Idaho and Pasco, Washington refined products terminals, which are not subject to FERC regulation. The pipeline receives product from five refineries and one pipeline in the Salt Lake City area and is the primary transportation option from Salt Lake City to Pocatello, Boise, Pasco and Spokane. Delivery volumes on the system averaged approximately 84,000 bpd in 2011. The terminals have a total storage capacity of 1.3 million barrels and delivered approximately 51,000 bpd in 2011. The operations of the Northwest Products System will be reported in our Terminalling, Transportation and Storage segment upon closing.

Commercial Agreements with Tesoro

The Partnership has various long-term, fee-based commercial agreements with Tesoro under which we provide pipeline transportation, trucking, terminal distribution and storage services to Tesoro, and Tesoro commits to provide us with minimum monthly throughput volumes of crude oil and refined products.

The fees under each agreement described below were adjusted effective July 1, 2012. Except for the pipeline transportation services agreement and the amended trucking transportation services agreement, the fees under each agreement were indexed for inflation and increased approximately 3%. The committed and uncommitted tariff rates under the pipeline transportation services agreement were adjusted by approximately 9%, which included an adjustment for the change in the producer price index for finished goods plus 2.65% as prescribed by the FERC indexing methodology. The adjustment increased the difference between committed and uncommitted rates to $0.12 per barrel. The fees for the amended trucking transportation services agreement were adjusted, increasing the mileage rate by a factor of $0.0085 per barrel mile as a result of a comparison of competitive rates and adjusting the dispatch rate approximately 3% for inflation. The total trucking fee per barrel on individual loads increased to a range of $2.60 to $7.96 per barrel, depending on the length of haul. The uncommitted tank usage fee also increased by approximately 3% for inflation.

We believe the terms and conditions under these agreements, as well as our other agreements with Tesoro described below, are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. These commercial agreements with Tesoro include:

•	a 10-year pipeline transportation services agreement under which Tesoro pays the Partnership fees for gathering and transporting crude oil on our High Plains system;

•
a 5-year amended crude oil trucking transportation services agreement under which Tesoro pays the Partnership fees for trucking related services and scheduling and dispatching services that we provide through our High Plains truck-based crude oil gathering operation;

•	a 10-year master terminalling services agreement under which Tesoro pays the Partnership fees for providing terminalling services at our eight refined products terminals;

•	a 10-year pipeline transportation services agreement under which Tesoro pays the Partnership fees for transporting crude oil and refined products on our five SLC short-haul pipelines; and

•
a 10-year SLC storage and transportation services agreement under which Tesoro pays the Partnership fees for storing crude oil and refined products at our SLC storage facility and transporting crude oil and refined products between the storage facility and Tesoro's Utah refinery through interconnecting pipelines on a dedicated basis.

In addition to the commercial agreements described above, the Partnership entered into the following agreements:

Martinez Terminal Use and Throughput Agreement. The Partnership entered into a 10-year use and throughput agreement with Tesoro in connection with the Martinez Marine Terminal Acquisition, effective April 1, 2012, which obligates Tesoro to transport an average of at least 65,000 bpd of crude oil per month at a throughput and tankage fee of $0.55 per barrel. An excess volume throughput fee of $0.10 per barrel is charged for monthly average volumes in excess of 70,000 bpd. In addition, Tesoro pays a $30,000 per month fee for unlimited use of the refined products pipeline from Tesoro's Martinez refinery to a third-party terminal.

Long Beach Terminal Operating Agreement. The Partnership entered into an operating agreement (the "Operating Agreement") with Tesoro, effective September 14, 2012, which governs the Partnership's operation of the Long Beach marine terminal on behalf of Tesoro beginning on September 14, 2012 until the later of the date of the: (i) assignment or sublease of the Long Beach terminal lease; or (ii) Partnership's issuance of the Certificate of Financial Responsibility to the California Department of Fish and Game. Under the Operating Agreement, Tesoro will be subject to the same throughput commitments and fees as outlined below in the Long Beach Berth Access, Use and Throughput Agreement.

Long Beach Berth Access, Use and Throughput Agreement. The Partnership entered into a 10-year berth access, use and throughput agreement with Tesoro in connection with the Long Beach Assets Acquisition, to be effective on the date of the assignment or sublease of the Long Beach terminal lease (the "Commencement Date"). The agreement obligates Tesoro to transport an average of at least 50,000 bpd of crude oil per month across the berth at a throughput fee of $0.40 per barrel. Tesoro is also obligated to throughput (i) an average volume of 30,000 bpd of crude oil and refined products between the Long Beach marine terminal and the Wilmington Refinery, each at a fee of $0.10 per barrel, from the Commencement Date through December 31, 2014 and (ii) an average volume of 50,000 bpd of crude oil and refined products per month between the Long Beach marine terminal and the Wilmington Refinery from January 1, 2015 through the termination of the agreement, each at a fee of $0.10 per barrel. Tesoro is subject to (i) a $0.15 per barrel use fee for marine vapor recovery throughput at the Long Beach marine terminal and (ii) a $0.70 per barrel storage and transportation fee based on shell capacity of 235,000 barrels for the use of the six storage tanks.

Transportation Services Agreement (LA short-haul pipelines). The Partnership entered into a 10-year transportation services agreement with Tesoro in connection with the Long Beach Assets Acquisition, under which Tesoro is obligated to throughput an average of at least 15,000 bpd per month of refined petroleum product at a throughput fee of $0.15 per barrel.

Anacortes Track Use and Throughput Agreement. The Partnership entered into a 10-year track use and throughput agreement with Tesoro in connection with the Anacortes Rail Facility Acquisition, effective November 15, 2012, under which Tesoro is obligated to transport an average of at least 40,000 bpd per month of crude oil at a throughput fee of $1.53 per barrel. An excess volume throughput fee of $0.75 per barrel will be charged for monthly average volumes in excess of 40,000 bpd.

Each of these agreements, other than the SLC storage and transportation services agreement, contain minimum volume commitments. The fees under each agreement are adjusted annually on July 1, and, except for the amended trucking transportation services agreement, the agreements give Tesoro the option to renew for two five-year terms. The amended trucking transportation services agreement will renew automatically for one five-year term unless terminated earlier by us or Tesoro. The berth access, use and throughput agreement associated with the Long Beach marine terminal and the pipeline transportation services agreement associated with the LA short-haul pipelines further allow Tesoro the option to modify the term of the agreements to a twenty-year term by providing notice in accordance with each agreement.

Other Agreements with Tesoro

In addition to the commercial agreements described above, we also entered into, or are contemplating entering into, the following agreements with Tesoro:

Second Amended and Restated Omnibus Agreement.  The Partnership entered into an omnibus agreement with Tesoro at the closing of the Initial Offering. The agreement has been amended for each acquisition from Tesoro including the November 15, 2012 amendment, which was entered into in connection with the Anacortes Rail Facility Acquisition (the "Second Amended Omnibus Agreement"). The annual administrative services fee payable to Tesoro under the Second Amended Omnibus Agreement remains $2.5 million.

Under the Second Amended Omnibus Agreement, Tesoro indemnifies us for certain matters including environmental, title and tax matters associated with the ownership of our assets at or before the closing of the Initial Offering on April 26, 2011 and the subsequent acquisitions. The aggregate annual deductible for each type (unknown environmental liabilities, title or tax matters) of liability is $0.6 million before we are entitled to indemnification in any calendar year in consideration of the Martinez Crude Oil Marine Terminal, the Long Beach Assets and the Anacortes Rail Facility. The aggregate annual deductible in effect at December 31, 2011 was $0.25 million.

Amended and Restated Operational Services Agreement. The Partnership entered into an operational services agreement with Tesoro at the closing of the Initial Offering. The agreement has been amended for each acquisition from Tesoro including the November 15, 2012 amendment, which was entered into in connection with the Anacortes Rail Facility Acquisition (the "Amended Operational Services Agreement"). In addition, the annual fee for operational services was adjusted, effective July 1, 2012, for an inflation escalation of approximately 3%. Under the Amended Operational Services Agreement, the annual fee we pay Tesoro is $2.0 million for support services performed by certain of Tesoro's field-level employees in support of our pipelines, terminals and storage facilities. The fee in effect at December 31, 2011 was $0.3 million. This fee is in addition to the annual fee payable to Tesoro under the Second Amended Omnibus Agreement as outlined in the agreement and described above. Tesoro may also provide direct services or incur other direct costs on our behalf. The Partnership will reimburse Tesoro for these costs in accordance with this agreement.

BP Assets in Southern California. Tesoro entered into a purchase and sale agreement with BP West Coast Products, LLC, and certain other sellers to purchase BP's integrated Southern California refining and marketing business (the "BP Acquisition"). Tesoro has indicated that it intends to offer us the integrated logistics system to be acquired in the BP Acquisition in multiple transactions during the first twelve months following the closing of the BP Acquisition. The integrated logistics system, which we believe will provide us with additional regional product distribution capabilities, includes three marine terminals, four land storage terminals, over 100 miles of pipelines (including connected access to the Los Angeles International Airport) and four product marketing terminals. Although Tesoro has indicated it will offer us these assets, it is not obligated to do so.

Non-GAAP Financial Measures

Our management uses a variety of financial and operating metrics to analyze operating segment performance. To supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), our management uses additional metrics that are known as "non-GAAP" financial metrics in its evaluation of past performance and prospects for the future. These metrics are significant factors in assessing our operating results and profitability and include earnings before interest, income taxes, depreciation and amortization expenses ("EBITDA") and distributable cash flow. We define EBITDA as net income before depreciation and amortization expenses and net interest and financing costs. We define distributable cash flow as EBITDA less net interest and financing costs, maintenance capital expenditures, plus the change in deferred revenue related to shortfall payments, reimbursement by Tesoro for certain maintenance capital expenditures and other reimbursements by Tesoro and non-cash unit-based compensation expense. EBITDA and distributable cash flow are not measures prescribed by U.S. GAAP but are supplemental financial measures that are used by management and may be used by external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The U.S. GAAP measures most directly comparable to EBITDA are net income and net cash from operating activities. EBITDA should not be considered as an alternative to U.S. GAAP net income or net cash from operating activities. EBITDA has important limitations as an analytical tool, because it excludes some, but not all, items that affect net income and net cash from operating activities.

We believe that the presentation of distributable cash flow will provide useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating. The U.S. GAAP measure most directly comparable to distributable cash flow is net income. The amounts included in the calculation of distributable cash flow are derived from amounts separately presented in our supplemental condensed combined consolidated financial statements, with the exception of deferred revenue related to shortfall payments, maintenance capital expenditures, reimbursement by Tesoro for certain maintenance capital expenditures and other reimbursements by Tesoro.

These non-GAAP financial metrics should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Our definitions of these non-GAAP financial metrics may not be comparable to similarly titled measures of other companies, because they may be defined differently by other companies in our industry, thereby diminishing their utility.

Factors Affecting the Comparability of Our Financial Results

The Partnership's future results of operations may not be comparable to the Predecessors' historical results of operations for the reasons described below:

Revenues.  There are differences in the way our Predecessors recorded revenues and the way the Partnership records revenues after completion of the Initial Offering and the subsequent acquisitions. Our assets have historically been a part of the integrated operations of Tesoro, and our Predecessors generally recognized only the costs and did not record revenue associated with the trucking, terminalling, storage and short-haul pipeline transportation services provided to Tesoro on an intercompany basis, including the Martinez Crude Oil Marine Terminal, the Long Beach Assets and the Anacortes Rail Facility. Accordingly, the revenues in our Predecessors' historical combined financial statements relate only to amounts received from third parties for these services and amounts received from Tesoro with respect to transportation regulated by the FERC and the North Dakota Public Service Commission ("NDPSC") on our High Plains system.

The Partnership's revenues are generated by existing third-party contracts and from commercial agreements we entered into with Tesoro at the closing of the Initial Offering, and subsequent to the Initial Offering, under which Tesoro pays us fees for gathering crude oil and distributing, transporting and storing crude oil and refined products. The commercial agreements with Tesoro are described in "Commercial Agreements with Tesoro."

General and Administrative Expenses.  Our Predecessors' general and administrative expenses included direct charges for the management and operation of our logistics assets and certain expenses allocated by Tesoro for general corporate services, such as treasury, accounting and legal services. These expenses were charged, or allocated, to our Predecessors based on the nature of the expenses.

Tesoro continues to charge the Partnership a combination of direct charges for the management and operation of our logistics assets and a fixed annual fee for general corporate services, such as treasury, accounting and legal services. We also incur additional incremental general and administrative expenses as a result of being a separate publicly-traded partnership.

Financing.  There are differences in the way the Partnership finances operations as compared to the way our Predecessors financed their operations. Historically, our Predecessors' operations were financed as part of Tesoro's integrated operations and our Predecessors did not record any separate costs associated with financing its operations. Additionally, our Predecessors largely relied on internally generated cash flows and capital contributions from Tesoro to satisfy its capital expenditure requirements. The Partnership expects ongoing sources of liquidity to include cash generated from operations, reimbursement by Tesoro for certain maintenance capital expenditures, borrowings under the Revolving Credit Facility and issuances of debt and additional equity securities.

SUPPLEMENTAL RESULTS OF OPERATIONS

A discussion and analysis of the factors contributing to our supplemental results of operations presented below includes the combined financial results of our Predecessors and the consolidated financial results of TLLP. This Supplemental Results of Operations has only been changed from its previous presentation to reflect the retrospective adjustment of our results of operations for the Anacortes Rail Facility Acquisition for the nine months ended September 30, 2012. See Note P of the supplemental condensed combined consolidated financial statements and related notes in this form 8-K for a discussion of certain subsequent events not reflected in the following discussion and analysis. The supplemental financial statements, together with the following information, are intended to provide a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.

Combined Overview

The following table and discussion is a summary of our supplemental results of operations for the nine months ended September 30, 2012 and 2011, including a reconciliation of EBITDA and distributable cash flow to net income and EBITDA to net cash from operating activities (in thousands, except unit and per unit amounts):

	Nine Months Ended September 30,
	2012	2011
REVENUES (a)	$109,101	$57,880
COSTS AND EXPENSES
Operating and maintenance expenses (b)	44,992	33,143
Depreciation and amortization expenses	9,123	8,449
General and administrative expenses	11,558	5,998
Loss on asset disposals	257	26
Total Costs and Expenses	65,930	47,616
OPERATING INCOME	43,171	10,264
Interest and financing costs, net	(3,360)	(1,062)
NET INCOME	39,811	9,202
Less: Loss attributable to Predecessors	(408)	(13,820)
Net income attributable to partners	40,219	23,022
Less: General partner's interest in net income, including incentive distribution rights	1,436	460
Limited partners' interest in net income	$38,783	$22,562

Net income per limited partner unit:
Common - basic	$1.34	$0.74
Common - diluted	$1.33	$0.74
Subordinated - basic and diluted	$1.19	$0.74

Weighted average limited partner units outstanding:
Common units - basic	15,424,700	15,254,890
Common units - diluted	15,513,252	15,286,170
Subordinated units - basic and diluted	15,254,890	15,254,890

EBITDA (c)	$52,294	$18,713
Distributable Cash Flow (c)	$46,682	$12,541

	Nine Months Ended September 30,
	2012	2011
Reconciliation of EBITDA and Distributable Cash Flow to Net Income:
Net income	$39,811	$9,202
Add: Depreciation and amortization expenses	9,123	8,449
Add: Interest and financing costs, net	3,360	1,062
EBITDA (c)	$52,294	$18,713
Less: Interest and financing costs, net	3,360	1,062
Less: Maintenance capital expenditures (d)	6,925	5,419
Add: Change in deferred revenue related to shortfall payments	179	—
Add: Reimbursement for maintenance capital expenditures (d)	2,928	8
Add: Non-cash unit-based compensation expense	863	301
Add: Other reimbursements	703	—
Distributable Cash Flow (c)	$46,682	$12,541

Reconciliation of EBITDA to Net Cash from Operating Activities:
Net cash from operating activities	$53,671	$14,244
Less: Changes in assets and liabilities	2,953	(4,000)
Less: Amortization of debt issuance costs	664	266
Less: Unit-based compensation expense	863	301
Less: Loss on asset disposals	257	26
Add: Interest and financing costs, net	3,360	1,062
EBITDA (c)	$52,294	$18,713
____________

(a)	Our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services.

(b)	Operating and maintenance expenses include imbalance settlement gains of $7.7 million and $5.5 million in the nine months ended September 30, 2012 and 2011, respectively.

(c)	For a definition of EBITDA and distributable cash flow, see "Non-GAAP Financial Measures."

(d)	Maintenance capital expenditures include expenditures required to maintain equipment, equipment reliability, tankage and pipeline integrity and safety, and to address environmental regulations.

Summary

Our net income for the nine months ended September 30, 2012 ("2012 Period") increased $30.6 million to $39.8 million from $9.2 million for the nine months ended September 30, 2011 ("2011 Period"). The increase in net income was primarily due to an increase in revenues of $51.2 million, or 88%, to $109.1 million mainly attributable to the effect of the new commercial agreements with Tesoro, including an increase of $7.5 million for the Martinez Crude Oil Marine Terminal and the Long Beach Assets, and an increase in throughputs in terminalling, trucking, pipeline and transportation. The increase in revenue was partially offset by:

•
an increase in operating and maintenance expenses of $11.8 million, or 36%, mainly related to higher contract hauler expenses and repairs and maintenance expenses partially offset by an increase in imbalance settlement gains attributable to the commercial terminalling services agreement with Tesoro that went into effect at the time of the Initial Offering; and

•
an increase in general and administrative expenses of $5.6 million, or 93%, as a result of increased cost allocations of certain direct employee costs related to additional operational administrative resources utilized for management and growth of our assets, expenses associated with TLLP unit-based compensation and the effect of the Second Amended Omnibus Agreement and Amended Operational Services Agreement expenses. In addition, costs of $1.0 million and $0.6 million associated with the Martinez Marine Terminal Acquisition and the Long Beach Assets Acquisition, respectively, are included in general and administrative expenses.

Crude Oil Gathering Segment

The following table and discussion is an explanation of our results of operations of the Crude Oil Gathering segment for the nine months ended September 30, 2012 and 2011 (in thousands, except barrel and per barrel amounts):

	Nine Months Ended September 30,
	2012	2011
REVENUES
Pipeline revenues	$23,822	$19,281
Trucking revenues (a)	27,200	10,766
Total Revenues	51,022	30,047
COSTS AND EXPENSES
Operating and maintenance expenses (b)	27,711	15,874
Depreciation and amortization expenses	2,482	2,355
General and administrative expenses	2,364	821
Gain on asset disposals	—	(10)
Total Costs and Expenses	32,557	19,040
CRUDE OIL GATHERING SEGMENT OPERATING INCOME	$18,465	$11,007
VOLUMES (bpd)
Pipeline throughput (c)	62,973	57,171
Average pipeline revenue per barrel (d)	$1.38	$1.24
Trucking volume	34,543	23,066
Average trucking revenue per barrel (a) (d)	$2.87	$1.71
_____________

(a)
Our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. Volumes for all periods presented include both affiliate and third-party throughput.

(b)	Operating and maintenance expenses include imbalance settlement gains of $3.9 million and $3.4 million in the nine months ended September 30, 2012 and 2011, respectively.

(c)	Also includes barrels that were gathered and then delivered into our High Plains Pipeline by truck.

(d)
Management uses average revenue per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by the number of days in the period divided by throughput (bpd). Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered as an alternative to segment operating income, revenues and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

Volumes. Average pipeline throughput volumes increased 5,802 bpd, or 10%, primarily as a result of demand driven by higher throughput volumes in the 2012 Period at Tesoro's North Dakota refinery and the addition of new connections with non-affiliate carriers. Trucking throughput volumes increased 11,477 bpd, or 50%, as a result of higher demand in support of Tesoro's strategy to move Bakken crude oil to its North Dakota refinery and alternate locations.

Financial Results. Revenues increased $21.0 million, or 70%, to $51.0 million for the 2012 Period compared to $30.0 million in the 2011 Period. Trucking revenues increased $16.4 million from the 2011 Period to the 2012 Period primarily as a result of higher volumes combined with the trucking transportation services agreement with Tesoro that went into effect at the closing of the Initial Offering. The TLLP Predecessor generally recognized only the costs and did not record revenue associated with trucking services provided to Tesoro on an intercompany basis. Accordingly, revenues in the Crude Oil Gathering segment through the date of the Initial Offering, April 26, 2011, relate only to amounts received from third parties and Tesoro with respect to transportation regulated by the FERC and the NDPSC on our High Plains system. In addition, pipeline revenues increased $4.6 million in the 2012 Period primarily due to an increase in pipeline volumes and higher committed rates that went into effect at the time of the Initial Offering related to the 10-year pipeline transportation services agreement.

Operating and maintenance expenses increased $11.8 million, or 75%, to $27.7 million in the 2012 Period compared to $15.9 million in the 2011 Period predominantly attributable to a $7.4 million increase in contract hauler expenses due to higher trucking volumes, $3.2 million higher expenses associated with increased expenses for additional operational employees and employee related costs and a $1.8 million increase in repairs and maintenance expenses related to pipeline projects.

Depreciation and amortization expenses increased $0.1 million, or 5%, to $2.5 million in the 2012 Period compared to $2.4 million in the 2011 Period as a result of expenses associated with assets placed in service, including the Rangeland connection project, during the 2012 Period.

General and administrative expenses increased $1.5 million to $2.4 million in the 2012 Period compared to the 2011 Period due to increased expenses for certain allocated employee related costs. The TLLP Predecessor general and administrative expenses included direct charges for the management and operation of our logistics assets and certain expenses allocated by Tesoro for general corporate services. Although Tesoro continues to charge the Partnership a similar combination of direct charges, the amounts allocated increased as a result of additional operational administrative resources utilized for management and growth of our assets.

Terminalling, Transportation and Storage Segment

The following table and discussion is an explanation of our supplemental results of operations of the Terminalling, Transportation and Storage segment, including the historical results of the Martinez Crude Oil Marine Terminal, the Long Beach Assets and the Anacortes Rail Facility, for the nine months ended September 30, 2012 and 2011 (in thousands, except barrel and per barrel amounts):

	Nine Months Ended September 30,
	2012	2011
REVENUES (a)
Terminalling revenues	$48,804	$22,467
Short-haul pipeline transportation revenues	5,216	3,076
Storage revenues	4,059	2,290
Total Revenues	58,079	27,833
COSTS AND EXPENSES
Operating and maintenance expenses (b)	17,281	17,269
Depreciation and amortization expenses	6,641	6,094
General and administrative expenses	2,484	1,558
Loss on asset disposals	257	36
Total Costs and Expenses	26,663	24,957
TERMINALLING, TRANSPORTATION AND STORAGE SEGMENT OPERATING INCOME	$31,416	$2,876
VOLUMES (bpd)
Terminalling throughput	331,260	309,530
Average terminalling revenue per barrel (a) (c)	$0.54	$0.27
Short-haul pipeline transportation throughput	92,124	90,371
Average short-haul pipeline transportation revenue per barrel (a) (c)	$0.21	$0.12
Storage capacity reserved (shell capacity barrels)	878,000	878,000
Storage revenue per barrel on shell capacity (per month) (a) (c)	$0.51	$0.50
____________

(a)
Our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. Volumes for all periods presented include both affiliate and third-party throughput.

(b)	Operating and maintenance expenses include imbalance settlement gains of $3.8 million and $2.1 million in the nine months ended September 30, 2012 and 2011, respectively.

(c)
Management uses average revenue per barrel and storage revenue per barrel on shell capacity to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by the number of days in the period divided by throughput (bpd). We calculate storage revenue per barrel on shell capacity as revenue divided by number of months in the period divided by shell capacity barrels. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered as an alternative to segment operating income, revenues and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

Volumes. Terminalling throughput volumes increased 21,730 bpd, or 7%, in the 2012 Period compared to the 2011 Period as a result of higher demand at our refined product terminals and our Long Beach marine terminal and the completion of the Anacortes Rail Facility in September 2012. Utilization increased at the Los Angeles terminal due to the movement of Tesoro's volumes from third-party assets to our assets. The increase in volumes was partially offset by lower volumes at the Martinez Crude Oil Marine Terminal due to a scheduled turnaround at Tesoro's Martinez refinery in the 2012 Period. Short-haul pipeline transportation throughputs increased 1,753 bpd, or 2%, in the 2012 Period compared to the 2011 Period as a result of higher throughput volumes in the 2012 Period at Tesoro's Utah refinery.

Financial Results. Revenues increased $30.3 million to $58.1 million in the 2012 Period compared to $27.8 million in the 2011 Period primarily attributable to the new master terminalling services, SLC pipeline transportation services and SLC storage and transportation services agreements with Tesoro that went into effect at the time of the Initial Offering. In addition, the new terminalling agreements that went into effect in connection with the Martinez Marine Terminal Acquisition and the Long Beach Assets Acquisition accounted for approximately $6.9 million and $0.6 million, respectively, of the increase in revenues over the 2011 Period. Our Predecessors did not record revenue for intercompany terminalling, storage and short-haul pipeline transportation services, therefore there was no revenue recognized on volumes throughput by Tesoro prior to the Initial Offering or the acquisitions. Accordingly, our Predecessors' revenues relate only to amounts received from third parties for these services.

Operating and maintenance expenses remained flat at $17.3 million in the 2012 Period. Depreciation and amortization expenses increased $0.5 million, or 9%, to $6.6 million in the 2012 Period from $6.1 million in the 2011 Period as a result of expenses associated with assets placed in service related to various projects during the 2012 Period.

General and administrative expenses increased $0.9 million, or 59%, to $2.5 million in the 2012 Period compared to $1.6 million in the 2011 Period due to increased expenses for certain allocated employee related costs. Our Predecessors' general and administrative expenses included direct charges for the management and operation of our logistics assets and certain expenses allocated by Tesoro for general corporate services. Although Tesoro continues to charge the Partnership a similar combination of direct charges, the amounts allocated increased as a result of additional operational administrative resources utilized for management and growth of our assets.

The loss on asset disposals increased to $0.3 million in the 2012 Period due to losses recognized related to the retirement of certain assets at our Martinez Crude Oil Marine Terminal.

SUPPLEMENTAL CAPITAL RESOURCES AND LIQUIDITY

This Supplemental Capital Resources and Liquidity has only been changed from its previous presentation to reflect the retrospective adjustment of our cash flows, including capital expenditures, for the Anacortes Rail Facility Acquisition for the nine months ended September 30, 2012. See Note P of the supplemental condensed combined consolidated financial statements and related notes included in this Form 8-K for a discussion of certain subsequent events not reflected in the following discussion and analysis.

Our primary cash requirements are for funding capital expenditures, meeting operational needs and paying distributions to our partners. The Partnership expects our ongoing sources of liquidity to include cash generated from operations, reimbursement by Tesoro for certain maintenance capital expenditures, borrowings under the Revolving Credit Facility, and issuances of debt and additional equity securities. We believe that cash generated from these sources will be sufficient to meet our short-term working capital requirements, long-term capital expenditure requirements, acquisition-related requirements and at least the minimum quarterly cash distributions.

We filed a shelf registration statement with the SEC on May 22, 2012, to provide the ability to raise up to $500.0 million by offering common units through one or more prospectus supplements that would describe, among other things, the specific amounts and prices of the common units offered and the terms of the offering. Unless otherwise indicated in the applicable prospectus supplement, any proceeds from the sale of such common units will be used for general business purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

On October 5, 2012, we closed an offering of 4,255,000 common units, including 555,000 common units issued pursuant to the exercise of the underwriter's over-allotment option on October 2, 2012, representing limited partner interests, at a public offering price of $41.80 per unit. These common units were issued pursuant to our shelf registration statement, as supplemented by the prospectus supplement filed with the SEC on October 3, 2012. The Partnership intends to use the net proceeds of $170.7 million, including the proceeds from the exercise of the underwriter's over-allotment option, for general partnership purposes. Subsequent to this offering, we have the ability to raise up to an additional $322.1 million under our shelf registration statement.

The table below summarizes the quarterly distributions related to our quarterly financial results:

Quarter Ended	Total Quarterly Distribution Per Unit	Total Quarterly Distribution Per Unit, Annualized	Total Cash Distribution (in thousands)	Date of Distribution	Unitholders Record Date
December 31, 2011	$0.3625	$1.45	$11,286	February 13, 2012	February 3, 2012
March 31, 2012	0.3775	1.51	11,832	May 14, 2012	May 4, 2012
June 30, 2012	0.4100	1.64	12,960	August 14, 2012	August 3, 2012
September 30, 2012 (a)	0.4550	1.82	16,966	November 14, 2012	November 2, 2012
_____________
(a) This distribution was declared on October 17, 2012 and was paid on the date of distribution. Total cash distribution includes the general partner's incentive distribution rights.

We intend to pay a quarterly distribution of at least $0.3375 per unit per quarter, which equates to $12.2 million per quarter, or$48.8 million per year, based on the number of common, subordinated and general partner units outstanding. We do not have a legal obligation to pay this distribution.

Historically, the Predecessors' sources of liquidity included cash generated from operations and funding from Tesoro. Cash receipts were deposited in Tesoro's bank accounts and all cash disbursements were made from those accounts. As such, historically, our Predecessors' financial statements have reflected no cash balances. The Partnership has bank accounts separate from Tesoro, but Tesoro provides treasury services on our general partner's behalf pursuant to the Second Amended Omnibus Agreement. Tesoro retained the working capital related to the Predecessors, as those asset and liability balances represented the Predecessors' transactions.

Revolving Credit Facility

Our Revolving Credit Facility was amended most recently on August 17, 2012 to revise certain coverage and leverage ratios. Effective March 30, 2012, pursuant to the terms of the original agreement, we amended the agreement to exercise our option to increase the total loan availability from $150.0 million to an aggregate of $300.0 million. The amendment also allows us to request that the availability be increased up to an aggregate of $450.0 million, subject to receiving increased commitments from the lenders.

The Revolving Credit Facility is non-recourse to Tesoro, except for TLGP, and is guaranteed by all of our subsidiaries and secured by substantially all of our assets. Borrowings are available under the Revolving Credit Facility up to the total available revolving capacity of the facility. As of September 30, 2012, we had no borrowings and $0.3 million in letters of credit outstanding under the Revolving Credit Facility, resulting in a total unused credit availability of $299.7 million, or 99%, of the borrowing capacity. The Revolving Credit Facility is scheduled to mature on April 25, 2014.

The Revolving Credit Facility, at September 30, 2012, was subject to the following expenses and fees:

Credit Facility	30 day Eurodollar (LIBOR) Rate	Eurodollar Margin	Base Rate	Base Rate Margin	Commitment Fee (unused portion)
TLLP Revolving Credit Facility (a)	0.21%	2.50%	3.25%	1.50%	0.50%
____________
(a) We have the option to elect if the borrowings will bear interest at either a base rate plus the base rate margin, or a Eurodollar rate, for the applicable period, plus the Eurodollar margin at the time of the borrowing. Letters of credit outstanding under the Revolving Credit Facility incur fees at the Eurodollar margin rate.

On December 11, 2012, we announced plans to expand the capacity of the Amended Revolving Credit Facility to $500.0 million.

Senior Notes

Effective September 14, 2012, the Partnership completed a private offering of $350.0 million aggregate principal amount of 5.875% Senior Notes due 2020 (the "Senior Notes"). The proceeds of this offering were used to fund our acquisition of the Long Beach Assets and repay the outstanding balance on our Revolving Credit Facility, with the remaining amounts to be used for general partnership purposes.

The Senior Notes have no sinking fund requirements. We may redeem some or all of the Senior Notes prior to October 1, 2016 at a make-whole price plus accrued and unpaid interest. On or after October 1, 2016, the Senior Notes may be redeemed at premiums equal to 2.938% through October 1, 2017; 1.469% from October 1, 2017 through October 1, 2018; and at par thereafter, plus accrued and unpaid interest in all circumstances. We will have the right to redeem up to 35% of the aggregate principal amount at 105.875% of face value with proceeds from certain equity issuances through October 1, 2015.

The Senior Notes are subject to a registration rights agreement under which we have agreed to exchange the notes for registered publicly-traded notes having substantially identical terms as the Senior Notes. The Senior Notes also contain customary terms, events of default and covenants. The Senior Notes are unsecured and guaranteed by all of our domestic subsidiaries, except Tesoro Logistics Finance Corp., the co-issuer of the Senior Notes.

The Revolving Credit Facility and Senior Notes contain covenants that, among other things, limit or restrict the Partnership's ability (as well as the ability of our subsidiaries) to:

•	incur additional indebtedness and incur liens on assets to secure certain debt;

•	pay and make certain restricted payments;

•	make distributions from our subsidiaries;

•	dispose of assets;

•	in the case of the Revolving Credit Facility, make certain amendments, modifications or supplements to organization documents and material contracts;

•	in the case of the Revolving Credit Facility, engage in certain business activities;

•	engage in certain mergers or consolidations and transfers of assets; and

•	enter into transactions with affiliates.

We do not believe that these limitations will restrict our ability to pay distributions. Additionally, the Revolving Credit Facility contains covenants that require TLLP to maintain certain interest coverage and leverage ratios. We submit compliance certifications to the bank quarterly, and we were in compliance with our debt covenants as of September 30, 2012.

Cash Flow Summary

Components of our cash flows are set forth below (in thousands):

	Nine Months Ended September 30,
	2012	2011
Cash Flows From (Used In):
Operating Activities	$53,671	$14,244
Investing Activities	(63,693)	(7,518)
Financing Activities	46,970	11,030
Increase in Cash and Cash Equivalents	$36,948	$17,756

Operating Activities. Net cash from operating activities increased $39.5 million to $53.7 million in the 2012 Period compared to $14.2 million for the 2011 Period. The increase in net cash from operating activities was related to higher revenues as a result of our commercial agreements executed concurrent with and subsequent to the Initial Offering and the Martinez Marine Terminal Acquisition.

Investing Activities. Net cash used in investing activities for the 2012 Period increased $56.2 million to $63.7 million compared to $7.5 million in the 2011 Period related to higher capital expenditures in the 2012 Period including various expansion capital projects discussed below under "Capital Expenditures." The affiliate reimbursement of $5.3 million included in cash from investing activities for the 2012 Period is the reimbursement for the gathering hub and pipeline project for the new Connolly station on our High Plains Pipeline.

Financing Activities. Net cash provided by financing activities for the 2012 Period was $47.0 million compared to $11.0 million for the 2011 Period. The net cash provided by financing activities in the 2012 Period included $350.0 million in proceeds from the Senior Notes offering and $68.0 million borrowed under our Revolving Credit Facility. We paid $256.5 million in exchange for assets included in the Martinez Marine Terminal Acquisition and the Long Beach Assets Acquisition with the proceeds of the borrowing under the Revolving Credit Facility and the Senior Notes offering. In addition, we used a portion of the remaining proceeds of the Senior Notes offering to repay the outstanding balance of $118.0 million on our Revolving Credit Facility. We paid quarterly cash distributions totaling $36.1 million in the 2012 Period, and we paid $7.9 million in financing costs during the 2012 Period.

Historically, the Predecessors' sources of liquidity included cash generated from operations and funding from Tesoro. Cash receipts were deposited in Tesoro's bank accounts and all cash disbursements were made from those accounts. The Sponsor contribution of $44.6 million and $14.0 million included in cash from financing activities for the 2012 Period and 2011 Period, respectively, was the funding of the net loss of the Predecessors.

Capital Expenditures

The Partnership's operations are capital intensive, requiring investments to expand, upgrade or enhance existing operations as well as to maintain assets and ensure regulatory compliance. The cost estimates described below are subject to further review, analysis and permitting requirements and include estimates for capitalized interest and labor. Our capital requirements consist of maintenance and expansion capital expenditures. Maintenance capital expenditures include expenditures required to maintain equipment reliability and integrity and to address regulatory compliance. Expansion capital expenditures include expenditures to acquire or construct new assets and to expand existing facilities or services that may increase throughput capacity on our pipelines and in our terminals or increase storage capacity at our storage facilities. Tesoro reimburses us for projects covered under the Second Amended Omnibus Agreement, which provides for reimbursement of various projects in progress at the time the Partnership acquired the assets from Tesoro. In addition, Tesoro may reimburse us for certain capital expenditures as required by various other agreements between the Partnership and Tesoro.

Capital spending during the 2012 Period and 2011 Period was $75.3 million and $9.0 million, respectively. Capital spending for the 2012 and 2011 Periods includes spending related to our Predecessors of $50.9 million and $4.8 million, respectively. For the remainder of 2012, we estimate that total capital expenditures will be approximately $17.3 million for both maintenance and expansion capital projects, which includes projects to expand our crude oil gathering capabilities and terminalling capacity. We anticipate that these capital expenditures will be funded primarily with cash generated from operations, reimbursement by Tesoro for certain capital expenditures and borrowings under our Revolving Credit Facility.

The following table is a summary of our capital expenditures for the nine months ended September 30, 2012 and 2011 (in thousands):

	Nine Months Ended September 30,
	2012	2011
Expansion	$68,373	$3,531
Maintenance	6,925	5,419
Total Capital Expenditures	$75,298	$8,950

Our 2012 Period and full-year expected capital spending amounts are comprised of the following project categories:

Project Category	Percent of 2012 Period Capital Spending	Percent of 2012 Expected Capital Spending
Expansion	91%	85%
Maintenance	9%	15%

Maintenance capital expenditures. Maintenance capital spending in the 2012 Period increased $1.5 million to $6.9 million compared to $5.4 million in the 2011 Period primarily related to various projects at the Martinez Crude Oil Marine Terminal and SLC and Anchorage terminals. We estimate that our maintenance capital expenditures for the remainder of 2012 will be approximately $7.1 million for anticipated capital projects primarily related to maintenance at our Martinez Crude Oil Marine Terminal, Long Beach marine terminal and SLC and Stockton terminals. Approximately $4.8 million of the remaining 2012 anticipated maintenance capital expenditures is expected to be reimbursed by Tesoro.

Expansion capital expenditures. Expansion capital spending in the 2012 Period increased $64.9 million to $68.4 million compared to $3.5 million in the 2011 Period primarily related to 2012 expenditures for the completion of the Anacortes Rail Facility, pipeline gathering projects, the gathering hub and pipeline project for the new Connolly station on our High Plains Pipeline, the establishment of a direct connection to Rangeland Energy, LLC's crude oil loading terminal and pipeline facility in North Dakota from our High Plains system, the expansion of storage capacity at the Stockton terminal and the addition of ethanol blending capabilities at the SLC terminal. Amounts expended for the Connolly project and SLC ethanol blending project are reimbursed to us by Tesoro. We estimate that our expansion capital expenditures for the remainder of 2012 will be approximately $10.2 million.

Expansion Capital Spending Plan

The following discussion describes our expansion capital spending plan, which is subject to further review and analysis and includes estimates for capitalized interest and labor costs:

Our overall strategy in the Crude Oil Gathering segment is focused on growth projects in the Bakken region that increase the utilization of our existing capacity, expand our pipeline gathering system, increase our pipeline capacity, add additional origins to and destinations from our pipeline system and lower our overall costs. In the Terminalling, Transportation and Storage segment, we expect to grow volumes of our product terminals by approximately 25,000 bpd by year-end 2013 through capital investment designed to increase our throughput capacity. We expect to achieve this growth target, even with the elimination of a project at the Los Angeles terminal. Additionally, a project for waxy crude offloading at our SLC terminal, originally planned for 2013, with throughput of 20,000 bpd has been rescheduled for 2014 to coincide with planned maintenance downtime at Tesoro's SLC refinery, and the upgrade of the Los Angeles terminal to allow for offloading of transmix has been removed from our capital spending plans to reflect changes in current market conditions.

Our expansion capital spending plan consists of the following projects (in millions):

	Expansion Capital Spending 2012 Period	Expected Capital Spending for Remainder of 2012	Expected Completion Date
OPERATING SEGMENTS
CRUDE OIL GATHERING
Various growth plan projects (a)	$8.3	$2.4	2012-2013
High Plains expansion (b)	2.1	0.1	substantially complete
Connolly gathering hub (c)	1.5	0.1	substantially complete
Rangeland interconnect (d)	1.1	—	complete
CRUDE OIL GATHERING SEGMENT EXPANSION PROJECTS	$13.0	$2.6

TERMINALLING, TRANSPORTATION AND STORAGE
Stockton terminal storage (e)	$3.9	$3.2	2013
New terminal expansion projects (f)	2.2	4.4	2012-2013
Burley ethanol blending (g)	0.5	—	complete
TERMINALLING, TRANSPORTATION AND STORAGE SEGMENT EXPANSION PROJECTS	$6.6	$7.6
TOTAL GROWTH PROJECTS	$19.6	$10.2
_____________

(a)	Includes various projects to expand our pipeline gathering system and increase our ability to deliver volumes to Tesoro's North Dakota refinery and to third-party destinations.

(b)	The High Plains expansion project includes additional truck unloading, tankage and pumping capacity on the High Plains system to support the expansion of Tesoro's North Dakota refinery.

(c)
The Connolly project involves building a new gathering hub and an initial gathering pipeline at the Connolly station in support of our efforts to grow our pipeline gathering network on the High Plains system. Amounts expended for the Connolly project are reimbursed to us by Tesoro.

(d)
Tesoro has a long-term agreement with Rangeland Energy, LLC for access to their crude oil loading terminal and pipeline facility in North Dakota including a direct connection from the Partnership's High Plains system. The facility was placed in service during the second quarter of 2012.

(e)	The Stockton terminal expansion will add storage capacity that will allow for an increase in volume delivered through the terminal for a total investment of approximately $10.0 million.

(f)
The new terminal expansion projects include approximately $8.5 million of capital on new projects to expand the throughput capacity at our Vancouver and Mandan terminals and offer new services at several of our terminals including Vancouver, Stockton, Los Angeles, Mandan and SLC. Amounts expended for the SLC ethanol blending project are reimbursed to us by Tesoro.

(g)	The addition of ethanol blending capabilities at our Burley terminal was completed in the first quarter of 2012.

Environmental and Other Matters

Environmental Regulation.  We are subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment or otherwise relate to protection of the environment. Compliance with these laws and regulations may require us to remediate environmental damage from any discharge of petroleum or chemical substances from our facilities or require us to install additional pollution control equipment on our equipment and facilities. Our failure to comply with these or any other environmental or safety-related regulations could result in the assessment of administrative, civil, or criminal penalties, the imposition of investigatory and remedial liabilities, and the issuance of injunctions that may subject us to additional operational constraints.

Future expenditures may be required to comply with the federal, state and local environmental requirements for our various sites, including our storage facility, pipelines and refined products terminals. The impact of these legislative and regulatory developments, if enacted or adopted, could result in increased compliance costs and additional operating restrictions on our business, each of which could have an adverse impact on our financial position, results of operations and liquidity. Tesoro indemnifies us for certain of these costs as described in the Second Amended Omnibus Agreement.

Environmental Liabilities.  Contamination resulting from spills of crude oil and refined products is not unusual within the petroleum refining, terminalling or pipeline industries. Historic spills along our pipelines, gathering systems and terminals as a result of past operations have resulted in contamination of the environment, including soils and groundwater. Site conditions, including soils and groundwater, are being evaluated at our properties where operations have resulted in releases of hydrocarbons and other wastes. A number of our properties have known hydrocarbon or other hazardous material contamination in soil and groundwater, particularly our Anchorage terminal, Martinez Crude Oil Marine Terminal and SLC terminal. See our discussion of the Second Amended Omnibus Agreement below for more information regarding the indemnification of certain environmental matters.

Tesoro has been party to various litigation and contingent loss matters, including environmental matters, arising in the ordinary course of business. The outcome of these matters cannot always be accurately predicted, but our Predecessors have recognized historical liabilities for these matters based on estimates and applicable accounting guidelines and principles.  These liabilities were based on engineering estimates, expected timing, extent of remedial actions required by governing agencies and experience gained from similar sites for which environmental assessments or remediation have been completed. It is possible that the estimates will change and that remediation costs could be adjusted as more information becomes available.

The accrued liabilities recorded at the time of the Initial Offering and those related to the Martinez Crude Oil Marine Terminal and the Long Beach Assets at the time of the acquisitions are included in our Predecessors' supplemental combined financial statements. Liabilities were recorded when site restoration and environmental remediation and cleanup obligations were considered probable and could be reasonably estimated. Environmental liabilities of $3.9 million were accrued as of December 31, 2011, for groundwater and soil remediation projects at the Martinez Crude Oil Marine Terminal and the Long Beach Assets. The liabilities associated with the Martinez Crude Oil Marine Terminal and Long Beach Assets were retained by Tesoro at the closing of the Martinez Marine Terminal Acquisition and the Long Beach Assets Acquisition, respectively.

Under the Second Amended Omnibus Agreement, Tesoro indemnifies us for certain matters, including environmental, title and tax matters associated with the ownership of our assets at or before the closing of the Initial Offering on April 26, 2011 and the subsequent acquisitions. With respect to assets that we acquired from Tesoro, indemnification for unknown environmental and title liabilities is limited to pre-closing conditions identified prior to the earlier of the date that Tesoro no longer controls our general partner or five years after the date of purchase.

Under the Second Amended Omnibus Agreement, the aggregate annual deductible for each type (unknown environmental liabilities or title matters) of liability is $0.6 million before we are entitled to indemnification in any calendar year in consideration of the Martinez Marine Terminal Acquisition, the Long Beach Assets Acquisition and the Anacortes Rail Facility Acquisition. The aggregate annual deductible in effect at December 31, 2011 was $0.25 million. In addition, with respect to the assets that we acquired from Tesoro, we have agreed to indemnify Tesoro for events and conditions associated with the ownership or operation of such assets that occur after the closing of the Initial Offering and the subsequent acquisitions and for environmental liabilities related to our assets to the extent Tesoro is not required to indemnify us for such liabilities.

IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q (including information incorporated by reference) includes and references "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, expectations regarding revenues, cash flows, capital expenditures and other financial items. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations and profitability. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "would" and similar terms and phrases to identify forward-looking statements in this Quarterly Report on Form 10-Q, which speak only as of the date the statements were made.

Although we believe the assumptions upon which these forward-looking statements are made are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to:

•	the suspension, reduction or termination of Tesoro's obligation under our commercial agreements and our operational services agreement;

•	changes in global economic conditions and the effects of the global economic downturn on Tesoro's business and the business of its suppliers, customers, business partners and credit lenders;

•	a material decrease in Tesoro's profitability;

•	a material decrease in the crude oil produced in the Bakken Shale/Williston Basin area;

•	disruptions due to equipment interruption or failure at our facilities, Tesoro's facilities or third-party facilities on which our business or Tesoro's business is dependent;

•	changes in the expected benefits and timing of our transactions relating to our acquisitions from Tesoro and third parties including Chevron;

•
changes in the expected timing, structure or benefits of TRMC’s pending acquisition of BP’s Southern California refining and marketing business, or the timing, value of assets and benefits from the anticipated offer from TRMC to us of the integrated logistics system to be acquired in that acquisition;

•	the risk of contract cancellation, non-renewal or failure to perform by Tesoro's customers, and Tesoro's inability to replace such contracts and/or customers;

•	Tesoro's ability to remain in compliance with the terms of its outstanding indebtedness;

•	the timing and extent of changes in commodity prices and demand for Tesoro's refined products;

•	actions of customers and competitors;

•	changes in our cash flow from operations;

•
state and federal environmental, economic, health and safety, energy and other policies and regulations, including those related to climate change and any changes therein, and any legal or regulatory investigations, delays or other factors beyond our control;

•	operational hazards inherent in refining operations and in transporting and storing crude oil and refined products;

•	earthquakes or other natural disasters affecting operations;

•	changes in capital requirements or in execution of planned capital projects;

•	the availability and costs of crude oil, other refinery feedstocks and refined products;

•	changes in the cost or availability of third-party vessels, pipelines and other means of delivering and transporting crude oil, feedstocks and refined products;

•	direct or indirect effects on our business resulting from actual or threatened terrorist incidents or acts of war;

•	weather conditions affecting our or Tesoro's operations or the areas in which Tesoro markets its refined products;

•	seasonal variations in demand for refined products;

•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters, including unexpected environmental remediation costs in excess of any accruals, which affect us or Tesoro;

•	risks related to labor relations and workplace safety;

•	changes in insurance markets impacting costs and the level and types of coverage available; and

•	political developments.

Many of these factors, as well as other factors, are described in our filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements in this Quarterly Report on Form 10-Q speak only as of the date of this Quarterly Report on Form 10-Q. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this Quarterly Report on Form 10-Q.